Exhibit 10.9

Second Amended and Restated

Apex Clearing Corporation Long-Term Incentive Plan

SECTION 1

Purpose of Plan; Effective Date

1.1

Purpose of Plan. The purpose of this Apex Clearing Corporation Long-Term Incentive Plan (the “Plan”) is to attract and retain key employees and to further align these employees’ interests with those of Apex Clearing Corporation (the “Corporation”).

1.2

Effective Date. The Plan was effective January 1, 2014 (the “Effective Date”), amended and restated as of September 1, 2016 and is hereby amended and restated as of January 1, 2018 (the “Restatement Date”).

SECTION 2

Defined Terms; Construction

2.1	Definitions. The following terms used in the Plan have the meanings set forth below:

(a)	“Account” means the aggregation of a Participant’s Participation Year Accounts.

(b)	“Affiliate” means a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

(c)

“Committee” means a committee of individuals appointed by the Corporation to serve as the plan administrator. As of the Restatement Date, the Committee is comprised of Matt Hulsizer, William Capuzzi, Brad Goldberg and Sue Hendrick.

(d)	“Corporation” means Apex Clearing Corporation.

(e)	“Credit” is defined in Section 3.

(f)	“Effective Date” is defined in Section 1.2.

(g)	“Employer” means the Corporation and its successors or any Affiliate that is designated as a participating employer in the Plan and its successors.

(h)	“Participant” means an employee who is selected by the Committee to participate in the Plan.

(i)	“Participation Year” means the applicable calendar year.

(j)	“Participation Year Account” is defined in Section 4.1

(k)	“Plan” means this Apex Clearing Corporation Long-Term Incentive Plan, as amended from time to time.

(l)

“Return Period” means (i) in respect of the full Participation Year Account, the period starting January 1 of the year in which a Credit is first credited to a Participation Year Account and ending the June 30th occurring 18 months thereafter and (ii) in respect of the unvested amounts remaining in the applicable Participation Year Account after payment of the amount vested on the First Vesting Date, the 12 month period starting on the July 1 immediately following the June 30th referred to in clause (i) above through June 30th of the following year.

(m)

“Valuation Date” means the last day of any Return Period and any other day upon which the Committee determines to make a valuation of the Account (which shall always be at the end of a calendar month). If a payment is made from a Participant’s Account, the most recent month end date prior to such payment shall also constitute a Valuation Date as to such portion of the Account that is paid.

(n)	“Vesting Date” means either the First Vesting Date or the Second Vesting Date (each as defined in Section 5.1), or both, as the context requires.

2.2	Number and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates otherwise.

2.3	Headings. The headings and subheadings in this Plan are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

SECTION 3

Determination of Credit

A Participant’s Credit for a given Participation Year shall be the dollar amount determined by the Committee in its sole and absolute discretion. A Participant’s Credit shall be credited to his or her Account in accordance with Section 4.

SECTION 4

Accounts and Earnings

4.1

Crediting Accounts. The Committee shall establish for each Participant a book entry account (“Participation Year Account”) to record the Credit for each Participation Year. A Participant shall have a separate Participation Year Account for each Participation Year for which a Credit is recorded. Each Participant Year Account shall be adjusted for earnings in accordance with Section 4.2.

4.2

Earnings. As of each Valuation Date, the balance in a Participant’s Account (i.e., net of amounts previously paid to a Participant) shall be adjusted for earnings at a rate determined by the Committee by measuring the Corporation’s performance during the applicable Return Period against metrics for “Threshold” and “Target” performance determined by the Committee in its discretion at the outset of each fiscal year in the applicable Return Period, with such adjustments as the Committee deems necessary or appropriate. The earnings rate may be negative if determined by the Committee. Such earnings rate shall be consistent with the following:

Corporation Performance	Earnings Rate
Below Threshold	Between -100% and 0%
At or above Threshold but less than Target	Between 0% and 5%
At Target	5%
Greater than Target	Between 5% and 10%

Notwithstanding the foregoing, when a Valuation Date for part or all of a Participant’s Account occurs at some time other than December 31 of a Participation Year, the Committee shall determine the earnings rate to apply to the applicable portion of the Account in a manner consistent with the above but adjusted as necessary in the Committee’s discretion to account for the abbreviated period over which the Corporation’s performance is measured

SECTION 5

Vesting and Payment of Accounts

5.1

Vesting. Generally, each Participation Year Account shall vest fifty percent (50%) eighteen (18) months after the last day of the month in which the Credit is first credited to the applicable Participant Year Account (“First Vesting Date”), and the remainder of such Credit shall vest on the one-year anniversary of the First Vesting Date (“Second Vesting Date”).

5.2

Forfeitures. Except as provided in Section 5.3, if a Participant’s employment with the Employer is terminated for any reason (including with or without cause or on account of death or disability) or the Participant terminates his or her employment voluntarily, he or she will forfeit his or her entire unvested Account. For the avoidance of doubt, transfers between entities within the definition of employer (i.e., Apex Clearing Holdings LLC to PEAK6 Investments, L.P.), shall not trigger a forfeiture of Credits unless the Committee otherwise provides.

5.3

Discretionary Vesting for Certain Terminations. The Committee, in its discretion, may determine a Participant’s date of death or disability to be his or her Vesting Date with respect to all or some portion, as determined by the Committee in its discretion, of his or her Account. Any such amount to be paid on behalf of a deceased Participant shall be paid to the Participant’s surviving spouse, if living, or if not, to such Participant’s estate.

5.4

Payment. Payment of the vested portion of an Account, including any earnings thereon, shall occur as soon as reasonably practicable following the applicable Vesting Date, but in no event later than the fifteenth day of the month immediately following the applicable Vesting Date.

5.5	Taxes. Any amount payable under this Plan shall be subject to applicable federal, state and local tax withholding.

SECTION 6

Administration

6.1	In General. The Plan shall be administered by the Committee.

6.2

Powers and Authority. Subject to the provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to select employees to become Participants, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have complete authority to delegate its duties and authority under the Plan as it sees fit to one of more officers of the Corporation. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or a payment hereunder.

6.3

Liability. None of the Committee, the Corporation, the Corporation’s officers, directors, agents, Affiliates or representatives shall be liable for any act or omission in connection with the administration of the Plan unless resulting from the willful misconduct of such person.

SECTION 7

Amendments and Termination; Clawback

7.1	Amendments and Termination. The Corporation may amend or terminate the Plan at any time, retroactively or otherwise, in such manner and to such extent as it deems advisable.

7.2	Clawback. The Committee may cause any portion or all of any Account to be forfeited and cancelled for any reason at any time.

SECTION 8

Miscellaneous

8.1

Unfunded Plan. This Plan is unfunded. The Plan shall not be construed as conferring on a Participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property or any kind possessed by the Corporation or any Affiliate thereof. To the extent that a Participant or any other person acquires a right to receive payments from the Corporation or any Affiliate thereof, such right shall be no greater than the right of an unsecured general creditor. Amounts accrued under the Plan shall not be deemed to be earned unless and until vested.

8.2

Statement of Account. The Committee shall furnish each Participant after completion of the Company’s annual audit with a statement setting forth the year-end value of such Participant’s Participation Year Accounts and all credits to and payments from such Participation Year Accounts since the last statement of account.

8.3	Governing Law. This Plan shall be governed by the laws of the State of Texas without giving effect to principles of conflicts of laws.

8.4	No Guarantee of Status. Nothing contained in this Plan shall be construed as a contract of employment or a guarantee of the right of a Participant to be, or remain as, an Employee.

8.5

Counsel. The Committee may consult with legal counsel with respect to the meaning or construction of this Plan, its obligations or duties hereunder, or any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

8.6

Interests Not Transferable. A Participant’s or beneficiary’s interest in the Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall be deemed null and void; the Committee shall not recognize the rights of any party under this Plan except those of the Participant or his beneficiary; provided that this Section 8.6 shall not preclude the Corporation from offsetting any amount payable to a Participant hereunder by any amount owed by such Participant to the Employer.

8.7

Successors and Assigns. This Plan shall be binding upon, and shall inure to the benefit of, the Corporation and its successors and assigns and to the Participants and Beneficiaries and their heirs, executors, administrators and personal representatives.

8.8

Severability. In the event any one or more provisions of this Plan are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be amended and restated by its duly authorized officer as of this 1st day of January, 2018.

APEX CLEARING CORPORATION

By:

Name: William Capuzzi
Its: Chief Executive Officer